UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 10, 2015

BioCorRx Inc.
(Exact name of registrant as specified in its charter)

333-153381

(Commission File Number)

Nevada	26-0685980
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

601 N. Parkcenter Drive, Suite 103

Santa Ana, California 92705

(Address of principal executive offices)

(714) 462-4880

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2015 (the "Effective Date"), BioCorRx Inc., a Nevada corporation (the "Company"), entered into a royalty agreement (the "Agreement") with Alpine Creek Capital Partners LLC ("Alpine Creek"). The Company is in the business of selling a distinct implementation of the BioCorRx Recovery Program, a two-tiered comprehensive MAT program, which includes a counseling program, coupled with its proprietary Naltrexone Implant (the "Treatment").

In accordance with the terms and provisions of the Agreement, Alpine Creek will pay the Company an aggregate of $405,000 (the "Payment"), payable as follows: (a) a deposit in the amount of $55,000, which Alpine Creek paid to the Company on November 20, 2015, (b) cancellation of that certain Secured Promissory Note, dated October 19, 2015, issued by the Company to Alpine Creek in the aggregate principal amount of $55,000 and (c) within two (2) business days from the Effective Date, Alpine Creek will pay $295,000 to the Company.

In consideration for the Payment, with the exception of Treatments conducted in certain territories, the Company will pay Alpine Creek fifty percent (50%) of the Company's gross profit for each Treatment sold in the United States that includes procurement of the Company's implant product until the Company has paid Alpine Creek $1,215,000. In the event that the Company has not paid Alpine Creek $1,215,000 within 24 months of the Effective Date, then the Company shall continue to pay Alpine Creek fifty percent (50%) for each Treatment following the Effective Date until the Company has paid Alpine Creek an aggregate of $1,620,000, with the exception of Treatments conducted in certain territories. Upon the Company's satisfaction of these obligations, the Company shall pay Alpine Creek $100 for each Treatment sold in the United States that includes procurement of the Company's implant product, into perpetuity.

A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished as part of this Form 8-K:

Exhibit 10.1	Royalty Agreement, by and between the Company and Alpine Creek Capital Partners, LLC December 10, 2015*

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCORRX INC.

Date: December 16, 2015	By:	/s/ Lourdes Felix
Lourdes Felix Chief Financial Officer and Director